WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                         Contacts:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




  WERNER ENTERPRISES REPORTS SECOND QUARTER 2007 REVENUES AND EARNINGS

Omaha, Nebraska, July 18, 2007:
------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2007.

     Revenues increased slightly to $531.3 million in second quarter 2007 compared to $528.9 million in second quarter 2006. Earnings per share decreased 15% to $.30 per share in second quarter 2007 compared to $.35 per share in second quarter 2006.

     Despite a continued soft freight market and the impact of fuel and higher insurance and claims costs, the Company made sequential progress from first quarter 2007 when earnings per share were 36% lower than first quarter 2006, after adjusting for the effect of a previously disclosed customer bankruptcy charge of $.05 per share in first quarter 2006.

     Freight demand softness and the temporary truck supply increase caused by the trucking industry prebuy made for continued challenging market conditions during second quarter 2007. Load volumes for our Van Network of non-dedicated fleet trucks were lower in April and May 2007 than in the same months of the previous four years. Load volumes in the first half of June 2007 improved meaningfully to levels nearly as high as those during the first half of June 2006, and then declined in the second half of June 2007 below levels in the second half of June of the prior four years. Load volumes in second quarter 2007 progressively improved from April to May to June, which is a typical seasonal pattern for second quarter. We will comment on freight trends for July 2007 in our second quarter Form 10-Q, which we expect to file with the Securities and Exchange Commission in early August 2007.

     In mid-March 2007 we began reducing our Van medium-to-long-haul fleet by 250 trucks, or about 8% of total Van solo driver trucks, to better match freight and trucks and to improve profitability. By the latter part of April 2007, this initial goal was achieved, and we had not yet achieved the desired balance of trucks and freight. As a result, we decided to further reduce our Van fleet by an additional 400 trucks, which we completed by the end of June 2007. We were able to transfer a portion of our Van fleet trucks to other more profitable fleets. The net impact to our total fleet was an approximate 500-truck reduction from mid-March 2007 to the end of June 2007. We have been holding meetings with our partner customers to explain our goal of committing 100% of our Van truck capacity on a daily basis. We intend to meet our partner customers' flex and surge shipment needs using the breadth and depth of the 5,000 qualified carriers managed by our experienced Brokerage team.

     Our daily prebook percentages of loads to trucks for the Van Network improved and began exceeding 2006 and 2005 percentage levels in mid-May and throughout most of the remainder of second quarter 2007. This contributed to sequential miles per truck improvement of 6% from first quarter 2007 to second quarter 2007 and year-over-year improvement from a negative 3% in first quarter 2007 compared to first quarter 2006 to a positive 1% in second quarter 2007 compared to second quarter 2006. We are also beginning to experience better freight selectivity for the reduced number of Van fleet trucks, which should have a more favorable effect on rate per mile and empty miles. While the overall freight rate market conditions are challenging, we remained disciplined with our pricing as we responded to significantly more customer bid packages than normal in the first half of 2007.

     For the last year, truckload industry freight rates have been flat to lower due to (1) the immense truck prebuy prompted by the changes to the engine emission regulations that became effective for newly manufactured engines beginning January 2007, which added 6% more trucks than are normally produced in the years 2005 and 2006 (or 170,000 extra trucks) and (2) a softer freight market due to weakness in the housing and automotive sectors, inventory tightening, and moderating growth in the retail sector. Since April 2007, class 8 truck production declined dramatically, which we expect will continue for several more months. Over time, lower new truck production should help place the supply of trucks more in balance with the freight market. Over the same period that truckload freight rates have been depressed, inflationary and operational cost pressures have severely challenged truckload carriers. If this environment continues in the near term, it becomes more likely that trucking company failures will increase. It also becomes more likely that when the market turns, industry freight rates will rebound and increase more rapidly than normal.

     The driver market remained challenging in second quarter 2007. Normally in the spring and summer months, the driver market is difficult due to outdoor jobs that become available with improving weather conditions.

     The ongoing diversification of our service offerings to Dedicated (35% of revenues), Mexico and Canada international truckload revenues (10% of revenues) and logistics through our Value Added Services division (14% of revenues) helped soften the impact of a less favorable freight market in second quarter 2007, while providing increased service offerings to our customers. Werner intends to continue to diversify and grow Dedicated, International truckload and Value Added Services.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, increased to $7.6 million in second quarter 2007 compared to $7.1 million in second quarter 2006. In second quarter 2007, the Company continued to sell its oldest van trailers that are fully depreciated, replacing them with new trailers, and expects to continue doing so throughout the remainder of 2007. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     Average fuel cost per gallon in second quarter 2007 was the same as second quarter 2006. The Department of Energy (DOE) national average fuel price was three cents per gallon lower in second quarter 2007 than second quarter 2006. The DOE price, which is reported each Monday, establishes the fuel surcharge rate per mile billable to the customer for shipments dispatched the following week. The Company's actual fuel costs are based on supplier rack fuel prices and can vary significantly from day-to-day, while the surcharge revenue rate typically changes only once a week. As a result, there can be significant variations between fuel costs and fuel surcharge revenues. During second quarter 2007 compared to second quarter 2006, the effect of the lower average DOE price per gallon compared to the flat fuel price per gallon caused fuel surcharge revenues to decline more than fuel costs in second quarter 2007 and resulted in a one-cent per share negative impact to earnings per share. In addition, there was a shifting of revenues from fuel surcharges to base rates due to (1) increased brokerage freight with all-in base and surcharge rates during the first five months of 2007 and
(2) a few customers changing their fuel surcharge programs which had the effect of lowering fuel surcharge revenues and increasing base rate revenues. The industry-wide adoption of ultra-low sulfur diesel (ULSD) fuel beginning in fourth quarter 2006 resulted in an approximate 2% degradation of fuel mile per gallon for all trucks, due to the lower energy content (btu) of ULSD. The Company successfully offset a portion of the negative impact of these factors by increasing the percentage of aerodynamic trucks in the fleet and lowering out-of-route miles.

     To provide shippers with additional sources of managed capacity and network analysis, the Company is growing its non-asset based Value Added Services (VAS) division. VAS includes brokerage, freight transportation management, intermodal, and Werner Global Logistics.


Value Added Services (amounts in 000's)          2Q07                2Q06
---------------------------------------    ----------------    ---------------
Revenues                                   $75,849   100.0%    $68,807  100.0%
Gross margin                                 8,541    11.3       6,603    9.6
Operating income                             3,457     4.6       2,365    3.4


     VAS generated 10% revenue growth, 29% gross margin growth, and 46% operating income growth.

     Brokerage   continued  to   produce   strong   results   with   33%
revenue growth and improved operating income as a percentage of revenues. Brokerage is generating revenue at an annualized rate of $135 million. Freight Management, our single source logistics solution, successfully distributed freight to other operating divisions and continues to secure new customer business awards that are generating growth across all Company business units. Intermodal revenues declined due to a more difficult intermodal market, but produced significant operating income improvement as we benefited from intermodal strategy changes that we began implementing during the latter part of 2006. In addition, Freight Management and Brokerage provided more freight to the truckload divisions in second quarter 2007 compared to second quarter 2006. This freight is included in truckload revenues and not included in VAS revenues.

     Werner Global Logistics (WGL) is actively assisting customers with innovative global supply chain solutions. All necessary business licenses have been obtained; our experienced management team is fully staffed and trained in Shanghai, Shenzen and Omaha; and WGL has successfully managed over 1,000 international container shipments to date. Customer development efforts are actively in process, and WGL is expecting to be a positive operating income contributor by the end of third quarter 2007. WGL continues to produce several new and meaningful customer business awards. WGL is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC and a TSA approved Indirect Air Carrier.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for second quarters 2007 and 2006 is shown below.


Operating Ratios                       2Q07        2Q06       Difference
----------------                      ------      ------      ----------
Truckload Transportation Services      90.8%       88.4%          2.4%
Value Added Services                   95.4        96.6          (1.2)


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratios for second quarter 2007 and second quarter 2006 are 92.3% and 90.4%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     The Company's financial position remains strong. The Company ended the quarter with $50.0 million of debt after repayments of $30.0 million in second quarter 2007. During second quarter 2007, the Company purchased 1.5 million shares of its stock at an average share price of $19.06 for a total cost of $28.6 million. The Company has 2.2 million shares remaining and available for repurchase under its current authorization from the board of directors. Capital expenditures, net of sales, were ($2.2) million in second quarter 2007.

                                           INCOME STATEMENT DATA
                                                 (Unaudited)
                                  (In thousands, except per share amounts)

                               Quarter        % of         Quarter        % of
                                Ended       Operating       Ended       Operating
                               6/30/07       Revenues      6/30/06       Revenues
                             -----------    ----------    ---------    ----------
Operating revenues              $531,286         100.0     $528,889         100.0
                             -----------    ----------    ---------    ----------

Operating expenses:
   Salaries, wages and
     benefits                    150,335          28.3      149,743          28.3
   Fuel                           99,918          18.8      102,812          19.4
   Supplies and maintenance       40,077           7.6       38,982           7.4
   Taxes and licenses             29,317           5.5       27,905           5.3
   Insurance and claims           23,922           4.5       21,613           4.1
   Depreciation                   41,629           7.8       41,072           7.8
   Rent and purchased
     transportation              108,903          20.5      101,335          19.1
   Communications and
     utilities                     5,182           1.0        4,827           0.9
   Other                          (6,383)         (1.2)      (5,751)         (1.1)
                             -----------    ----------    ---------    ----------
      Total operating
        expenses                 492,900          92.8      482,538          91.2
                             -----------    ----------    ---------    ----------
Operating income                  38,386           7.2       46,351           8.8
                             -----------    ----------    ---------    ----------

Other expense (income):
   Interest expense                1,057           0.2            4           0.0
   Interest income                  (923)         (0.2)      (1,221)         (0.2)
   Other                              46           0.0           85           0.0
                             -----------    ----------    ---------    ----------
      Total other expense
        (income)                     180           0.0       (1,132)         (0.2)
                             -----------    ----------    ---------    ----------

Income before income taxes        38,206           7.2       47,483           9.0
Income taxes                      15,952           3.0       19,462           3.7
                             -----------    ----------  -----------    ----------
Net income                       $22,254           4.2      $28,021           5.3
                             ===========    ==========  ===========    ==========

Diluted shares outstanding        74,748                     79,689
                             ===========                ===========
Diluted earnings per share          $.30                       $.35
                             ===========                ===========


                                        OPERATING STATISTICS
                             Quarter Ended               Quarter Ended
                                 6/30/07      % Change      6/30/06
                             -------------  ----------   -------------
Trucking revenues, net of
  fuel surcharge (1)              $375,169       -0.2%        $375,897
Trucking fuel surcharge
  revenues (1)                      73,403       -6.1%          78,213
Non-trucking revenues,
  including VAS (1)                 78,184        9.2%          71,569
Other operating revenues (1)         4,530       41.1%           3,210
                             -------------               -------------
     Operating revenues (1)       $531,286        0.5%        $528,889
                             =============               =============


Average monthly miles per
  tractor                           10,078        1.4%           9,938
Average revenues per total
  mile (2)                          $1.463        0.0%          $1.463
Average revenues per loaded
  mile (2)                          $1.685        0.4%          $1.679
Average percentage of empty
  miles                              13.19%       2.7%           12.84%
Average trip length in
  miles (loaded)                       561       -3.9%             584
Total miles (loaded and
  empty) (1)                       256,486       -0.1%         256,852
Average tractors in service          8,483       -1.5%           8,615
Average revenues per
  tractor per week (2)              $3,402        1.4%          $3,356
Capital expenditures, net (1)      ($2,189)                    $33,965
Cash flow from operations (1)      $66,268                     $43,595
Return on assets (annualized)          6.2%                        8.3%
Total tractors (at quarter
  end)
     Company                         7,530                       7,905
     Owner-operator                    820                         805
                             -------------               -------------
          Total tractors             8,350                       8,710

Total trailers (truck and
  intermodal, quarter end)          24,800                      25,180


(1)	Amounts in thousands.
(2)	Net of fuel surcharge revenues.


                                            INCOME STATEMENT DATA
                                                 (Unaudited)
                                   (In thousands, except per share amounts)

                               Six Months       % of      Six Months       % of
                                 Ended       Operating      Ended       Operating
                                6/30/07       Revenues     6/30/06       Revenues
                             -------------  ----------  -------------  ----------
Operating revenues              $1,035,199       100.0     $1,020,811       100.0
                             -------------  ----------  -------------  ----------
Operating expenses:
   Salaries, wages and
     benefits                      300,856        29.1        296,356        29.0
   Fuel                            189,003        18.3        191,458        18.8
   Supplies and maintenance         79,668         7.7         76,774         7.5
   Taxes and licenses               59,480         5.7         57,374         5.6
   Insurance and claims             48,127         4.7         40,808         4.0
   Depreciation                     84,186         8.1         82,173         8.1
   Rent and purchased
     transportation                209,118        20.2        189,354        18.5
   Communications and
     utilities                      10,274         1.0          9,722         1.0
   Other                           (11,165)       (1.1)        (6,381)       (0.6)
                             -------------  ----------  -------------  ----------
     Total operating
        expenses                   969,547        93.7        937,638        91.9
                             -------------  ----------  -------------  ----------
Operating income                    65,652         6.3         83,173         8.1
                             -------------  ----------  -------------  ----------

Other expense (income):
   Interest expense                  2,393         0.2            277         0.0
   Interest income                  (1,974)       (0.2)        (2,216)       (0.2)
   Other                               118         0.0            126         0.0
                             -------------  ----------  -------------  ----------
      Total other expense
        (income)                       537         0.0         (1,813)       (0.2)
                             -------------  ----------  -------------  ----------

Income before income taxes          65,115         6.3         84,986         8.3
Income taxes                        27,193         2.6         34,936         3.4
                             -------------  ----------  -------------  ----------
Net income                         $37,922         3.7        $50,050         4.9
                             =============  ==========  =============  ==========

Diluted shares outstanding          75,477                     80,324
                             =============              =============
Diluted earnings per share            $.50                       $.62
                             =============              =============



                                           OPERATING  STATISTICS
                                    YTD 07        % Change        YTD 06
                                 -----------     ----------    -----------
Trucking revenues, net of
  fuel surcharge (1)                $741,475          -0.4%       $744,153
Trucking fuel surcharge
  revenues (1)                       133,786          -4.5%        140,101
Non-trucking revenues,
  including VAS (1)                  151,135          15.8%        130,549
Other operating revenues (1)           8,803          46.5%          6,008
                                 -----------                   -----------
     Operating revenues (1)       $1,035,199           1.4%     $1,020,811
                                 ===========                   ===========

Average monthly miles per
  tractor                              9,792          -1.0%          9,886
Average revenues per total
  mile (2)                            $1.453          -0.2%         $1.456
Average revenues per loaded
  mile (2)                            $1.680           0.5%         $1.671
Average percentage of empty
  miles                                13.51%          5.0%          12.87%
Average trip length in
  miles (loaded)                         567          -3.1%            585
Total miles (loaded and
  empty) (1)                         510,200          -0.2%        511,169
Average tractors in service            8,684           0.8%          8,618
Average revenues per
  tractor per week (2)                $3,284          -1.1%         $3,321
Capital expenditures, net (1)        $29,375                       $41,835
Cash flow from operations (1)       $134,324                      $147,115
Return on assets (annualized)            5.3%                          7.4%
Total tractors (at quarter
  end)
     Company                           7,530                         7,905
     Owner-operator                      820                           805
                               -------------                 -------------
          Total tractors               8,350                         8,710

Total trailers (truck and
  intermodal, quarter end)            24,800                        25,180


(1)	Amounts in thousands.
(2)	Net of fuel surcharge revenues.

                                                 BALANCE SHEET DATA
                                       (In thousands, except share amounts)



                                          6/30/07                 12/31/06
                                       ------------             ------------
                                       (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                $32,897                  $31,613
   Accounts receivable, trade, less
     allowance of $9,381 and $9,417,
     respectively                           223,747                  232,794
   Other receivables                         13,890                   17,933
   Inventories and supplies                  10,862                   10,850
   Prepaid taxes, licenses and permits        8,217                   18,457
   Current deferred income taxes             27,440                   25,251
   Other current assets                      19,904                   24,143
                                       ------------             ------------
      Total current assets                  336,957                  361,041
                                       ------------             ------------

Property and equipment                    1,662,218                1,687,220
Less - accumulated depreciation             610,540                  590,880
                                       ------------             ------------
      Property and equipment, net         1,051,678                1,096,340
                                       ------------             ------------

Other non-current assets                     19,488                   20,792
                                       ------------             ------------

                                         $1,408,123               $1,478,173
                                       ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $66,487                  $75,821
   Current portion of long-term debt         30,000                        -
   Insurance and claims accruals             82,609                   73,782
   Accrued payroll                           23,786                   21,344
   Other current liabilities                 18,683                   19,963
                                       ------------             ------------
      Total current liabilities             221,565                  190,910
                                       ------------             ------------

Long-term debt                               20,000                  100,000

Other long-term liabilities                   6,897                      999

Insurance and claims accruals,
  net of current portion                    101,000                   99,500

Deferred income taxes                       207,030                  216,413

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     72,947,352 and 75,339,297 shares
     outstanding, respectively                  805                      805
   Paid-in capital                          102,429                  105,193
   Retained earnings                        893,084                  862,403
   Accumulated other comprehensive
     loss                                       106                     (207)
   Treasury stock, at cost; 7,586,184
     and 5,194,239 shares,
     respectively                          (144,793)                 (97,843)
                                       ------------             ------------
      Total stockholders' equity            851,631                  870,351
                                       ------------             ------------
                                         $1,408,123               $1,478,173
                                       ============             ============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC and a TSA approved Indirect Air Carrier.

     Werner Enterprises' common stock trades on The NASDAQ Global Select
MarketSM  under  the  symbol  WERN.   The  Werner  website  address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.